EXHIBIT 99.1
Barracuda Reports First Quarter Fiscal 2018 Results

•	Q1 total revenue grew 9% year-over-year to $94.2 million

•	Q1 GAAP earnings per share of $0.05, and non-GAAP earnings per share of $0.18

•	Total active subscribers exceeded 335,000
CAMPBELL, Calif., July 10, 2017 – Barracuda Networks, Inc. (NYSE: CUDA), a leading provider of cloud-enabled security and data protection solutions, today announced results for its first quarter fiscal 2018 that ended May 31, 2017.
"We delivered a strong first quarter exceeding our guidance on both revenue and billings, driven by continued momentum with our email security, public cloud and MSP solutions, which led to 20% core product billings growth year-over-year. We also had strong customer renewals in the quarter that contributed to an annualized renewal rate of 93% and included expanding a multi-year public cloud engagement with a Fortune 500 customer," said BJ Jenkins, president and CEO. "We are excited by the progress we are making in our core focus areas as a growing number of customers turn to Barracuda for our email security and management, network and application security and data protection solutions. We plan to continue to invest in the growth opportunities we see in the market and provide new easy-to-deploy and manage solutions that help customers navigate the evolving threat landscape safely and affordably."
First Quarter Fiscal 2018 Financial Summary

•
Total revenue increased 9% to $94.2 million, compared with $86.7 million in the first quarter of fiscal 2017. Subscription revenue grew to $73.9 million, up 13% from $65.3 million in the first quarter of fiscal 2017, representing 78% of total revenue, and appliance revenue was $20.3 million, compared with $21.3 million in the first quarter of fiscal 2017.

•
Gross billings were $105.2 million, compared with $98.2 million in the first quarter of fiscal 2017. Billings for core products increased 20% to $67.1 million, compared with $55.9 million in the first quarter of fiscal 2017. The number of active subscribers grew approximately 17% to over 335,000 as of May 31, 2017. The renewal rate was 90% on a dollar-basis and in constant currency, and 93% on an annualized basis.

•
GAAP net income was $2.7 million, or $0.05 per share, based on a diluted share count of 54.3 million, compared to a GAAP net income of $2.8 million, or $0.05 per share, in the first quarter of fiscal 2017.

•
Non-GAAP net income was $10.0 million, or $0.18 per share, based on a diluted share count of 54.3 million. Non-GAAP net income excludes $7.4 million in stock-based compensation expense, $1.8 million in income tax benefits, $1.7 million in amortization of intangibles, $1.0 million in other income and $0.9 million in acquisition and other charges.

The reconciliation between non-GAAP and their most closely comparable GAAP equivalent is contained in the tables below.
Recent Company Highlights

•
Expanded Email Security Suite: Launched Barracuda Sentinel, a new AI solution that prevents spear phishing and cyber fraud in real time. Barracuda Sentinel combines powerful artificial intelligence technology, domain fraud protection using DMARC authentication, and fraud simulation training into a comprehensive solution that guards against spear phishing, impersonation attempts, business email compromise (BEC), and cyber fraud. Barracuda Sentinel is delivered as a cloud service, without any hardware or software to install or maintain. Barracuda Sentinel works alongside existing email security solutions, including native Microsoft Office 365, Barracuda Essentials, or others – and is available today for Microsoft Office 365 users worldwide. For additional information, visit https://www.barracudasentinel.com.

•
Continued Public Cloud Momentum: Expanded Cloud Ready program to offer organizations a free cloud license for Barracuda Web Application Firewall and Barracuda NextGen Firewall on Amazon Web Services and Microsoft Azure for 90 days. Barracuda's cloud-enabled security suite allows customers to deploy their applications and workloads securely with the same powerful capabilities and intuitive user interfaces whether deployed on-premises or in the cloud. Barracuda offers a variety of flexible pricing options, including bring-your-own-license, pay-as-you-go, and metered billing.

•
Enhanced MSP Offerings: Introduced two new MSP professional services offerings to complement the MSP editions of the Barracuda NextGen Firewall and the Barracuda Backup Appliance. These new services offer 24/7/365 monitoring and management, enabling MSPs to offer security and data protection to customers, while freeing up and supplementing their MSP team.

•
Achieved Industry Recognition: Recognized with numerous awards and accolades for technology innovation, channel commitment, and customer service – 2017 Redmond Channel Partner Editor’s Choice Award for Best Security Product for Barracuda NextGen Firewall for Azure; SC Magazine 5-Star Review in the Ransomware Group Test for Barracuda Advanced Threat Protection; Channel Partner Program of the Year and Editor's Choice Vendor Award in the 2017 Storage Awards; 2017 CRN 5-Star Partner Program Achievement for both channel/VAR and MSP partner programs; Best Customer Service in 2017 SC Awards Europe.

Conference Call Information
Barracuda will host a conference call and corresponding live webcast at 1:30 p.m. PT today. To access the conference call, dial 1-855-560-2573 for the U.S. or 1-412-542-4159 for international callers. The webcast will be available live on the investor relations section of the company's website at investors.barracuda.com, and via replay beginning approximately one hour after the completion of the call for a period of one year. An audio replay of the call will be available to investors beginning at approximately 5:00 p.m. PT today through July 17, 2017 by dialing 1-877-344-7529 in the U.S. or 1-412-317-0088 for international callers, and entering conference ID 10108479. Additional supplemental financial information will also be accessible on the company’s website at investors.barracuda.com.
Forward-Looking Statements
This announcement contains forward-looking statements related to our strategy and core products, the adoption of our cloud and security and data protection products, potential benefits from newly launched and updated products to customers and partners, and potential results from new initiatives, channels and go-to-market strategies that involve risks and uncertainties, including statements regarding our expectations regarding financial performance, and the potential impact of our new and updated products. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: fluctuations in demand for our products and services; a highly competitive and evolving business environment for network security and storage solutions; the company’s effectiveness in controlling expenses and timing of infrastructure costs; the effects of significant developments in IT infrastructure deployments, particularly cloud computing; the impact of foreign currency fluctuations; the possibility that we might experience delays in the development of new technology and products; risks related to recent or future acquisitions; customer response to our new technology and products; risks related to pending or future litigation and regulatory matters; a dependency on third parties for certain components of our products and the impact of changes in our management team. The company undertakes no obligation to update the forward-looking information in this release. More information about potential factors that could affect our business and financial results is included in our filings with the Securities and Exchange Commission, including, without limitation, under the captions: "Management’s Discussion and Analysis of Financial Condition and Results of Operations," and "Risk Factors," which are on file with the Securities and Exchange Commission.
Non-GAAP Financial Measures
Barracuda provides all financial information required in accordance with generally accepted accounting principles (GAAP). To supplement our consolidated financial statements presented in accordance with GAAP, we are also providing with this press release and on our conference call with non-GAAP net income, non-GAAP operating income, non-GAAP gross margins, non-GAAP operating expenses, adjusted EBITDA and free cash flow. In preparing our non-GAAP information, we have excluded certain amounts as set forth in the attached financial tables and footnotes. We believe that excluding these items provides both management and investors with additional insight into our current operations and the trends affecting the company. In particular, management finds it useful to exclude these items in order to more readily correlate the company's operating activities with the company's ability to generate cash from operations. Accordingly, management uses these non-GAAP measures, along with the comparable GAAP information, in evaluating our historical performance and in planning our future business activities. Please note that our non-GAAP measures may be different than those used by other companies. The additional non-GAAP financial information we present should be considered in conjunction with, and not as a substitute for, our financial information presented in accordance with GAAP. We have provided reconciliations of these non-GAAP measures to their comparable GAAP measures for the periods presented in this release, which exclude certain amounts as set forth in the attached financial tables and footnotes for these periods. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures for comparable financial information and understanding of the company's ongoing performance as a business. Barracuda uses both GAAP and non-GAAP measures to evaluate and manage its operations.

Beginning in the third quarter of fiscal 2017, we modified our reporting practices and our historical presentation of adjusted EBITDA and free cash flow. We no longer adjust for changes in deferred revenue and associated deferred costs in our calculation of adjusted EBITDA, and for free cash flow we will not adjust for the cash payment impact of acquisition and other charges. Prior period information has been recast to conform to the adjusted calculations.

Forward-looking non-GAAP financial measures included in Barracuda’s guidance exclude amortization of intangible assets, stock-based compensation expense, acquisition and other charges, income tax effects related to such exclusions and other expense (income) adjustments. Barracuda does not provide reconciliations of its forward-looking non-GAAP financial measures to the corresponding GAAP measures due to the high variability of, and difficulty in making accurate forecasts and projections with respect to, the items excluded from these non-GAAP financial measures. In particular, stock-based compensation and related taxes are impacted by the company’s future hiring and retention needs, as well as the future fair market value of its common stock, all of which is difficult to predict and subject to constant change. Accordingly, reconciliations of its forward-looking non-GAAP financial measures to the corresponding GAAP measures are not available without unreasonable effort. The actual amounts of these excluded items will have a significant impact on the company’s GAAP operating income (loss) and net income (loss) per diluted share.
About Barracuda Networks, Inc. (NYSE: CUDA)
Barracuda (NYSE: CUDA) simplifies IT with cloud-enabled solutions that empower customers to protect their networks, applications and data, regardless of where they reside. These powerful, easy-to-use and affordable solutions are trusted by more than 150,000 organizations worldwide and are delivered in appliance, virtual appliance, cloud and hybrid deployment configurations. Barracuda's customer-centric business model focuses on delivering high-value, subscription-based IT solutions that provide end-to-end network and data protection. For additional information, please visit barracuda.com.
Barracuda Networks, Barracuda, and the Barracuda Networks logo are registered trademarks of Barracuda Networks, Inc. in the US and other countries.
Contacts:
Investor Relations: Maria Riley; +1 415-217-7722; ir@barracuda.com
Corporate Communications: Mary Catherine Petermann; +1 404-307-6290; mc@barracuda.com

Barracuda Networks, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	As of May 31, 2017 (1)	As of February 28, 2017
Assets
Current assets:
Cash and cash equivalents	$126,676	$120,194
Marketable securities	80,660	79,915
Accounts receivable, net of allowance for doubtful accounts	39,654	40,560
Inventories, net	6,443	5,847
Deferred costs	33,403	32,598
Other current assets	9,374	16,295
Total current assets	296,210	295,409
Property and equipment, net	32,060	29,979
Deferred costs, non-current	28,780	27,285
Deferred income taxes, non-current	1,275	1,554
Other non-current assets	10,166	8,607
Intangible assets, net	30,418	32,145
Goodwill	70,199	69,795
Total assets	$469,108	$464,774
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$12,524	$11,439
Accrued payroll and related benefits	12,943	13,593
Other accrued liabilities	12,314	12,942
Deferred revenue	241,464	239,796
Note payable	4,044	4,115
Total current liabilities	283,289	281,885
Long-term liabilities:
Deferred revenue, non-current	166,060	167,286
Deferred income taxes, non-current	2,938	2,803
Other long-term liabilities	6,425	6,377
Stockholders’ equity:
Common stock	53	53
Additional paid-in capital	375,679	370,745
Accumulated other comprehensive loss	(4,239)	(5,226)
Accumulated deficit	(361,097)	(359,149)
Total stockholders’ equity	10,396	6,423
Total liabilities and stockholders’ equity	$469,108	$464,774
 ______________________

(1)
As of March 1, 2017, we adopted ASU 2016-09 which allowed for an accounting policy election to either estimate the number of share-based awards that are expected to vest or account for forfeitures when they occur. We elected to account for forfeitures when they occur and adopted this change on a modified retrospective basis. As a result, we recorded the cumulative effect of the change as a $0.4 million increase to the March 1, 2017 opening accumulated deficit balance on the condensed consolidated balance sheets.

Barracuda Networks, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share information)
(Unaudited)

	Three Months Ended May 31,
	2017	2016
Revenue:
Appliance	$20,265	$21,333
Subscription	73,914	65,321
Total revenue	94,179	86,654
Cost of revenue	23,648	20,241
Gross profit	70,531	66,413
Operating expenses:
Research and development	19,356	19,207
Sales and marketing	36,220	31,330
General and administrative	10,944	10,772
Total operating expenses	66,520	61,309
Income from operations	4,011	5,104
Other income, net	1,184	990
Income before income taxes	5,195	6,094
Provision for income taxes	(2,523)	(3,310)
Net income	$2,672	$2,784
Net income per share:
Basic	$0.05	$0.05
Diluted	$0.05	$0.05
Weighted-average shares used to compute net income per share:
Basic	52,875	52,285
Diluted	54,329	52,854

Barracuda Networks, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended May 31,
	2017	2016 (2)
Operating activities
Net income	$2,672	$2,784
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and impairment expense	4,216	4,281
Stock-based compensation expense	7,383	7,937
Excess tax benefits from equity compensation plans (1)	—	(141)
Deferred income taxes	652	261
Other	(511)	(225)
Changes in operating assets and liabilities:
Accounts receivable, net	872	1,015
Inventories, net	(666)	(363)
Income taxes, net	9,356	1,452
Deferred costs	(1,424)	(26)
Other assets	(4,211)	(1,646)
Accounts payable	1,320	(3,283)
Accrued payroll and related benefits	(1,262)	69
Other liabilities	351	(255)
Deferred revenue	1,461	277
Net cash provided by operating activities	20,209	12,137
Investing activities
Purchases of marketable securities	(10,809)	(11,572)
Proceeds from the sale of marketable securities	4,784	5,351
Proceeds from the maturity of marketable securities	5,257	3,831
Purchases of non-marketable investments	—	(636)
Purchases of property and equipment	(4,737)	(1,949)
Business combinations, net of cash acquired	(506)	(183)
Payments for the sale of net liabilities	(250)	—
Net cash used in investing activities	(6,261)	(5,158)
Financing activities
Proceeds from issuance of common stock	1,313	3,031
Taxes paid related to net share settlement of equity awards	(1,866)	(1,554)
Repurchases of common stock	(6,546)	(280)
Excess tax benefits from equity compensation plans (1)	—	141
Repayment of employee loans, net of loans extended	30	(34)
Repayment of note payable	(71)	(67)
Payments of acquisition-related liabilities	(742)	—
Net cash provided by (used in) financing activities	(7,882)	1,237
Effect of exchange rate changes	428	135
Net increase in cash, cash equivalents and restricted cash	6,494	8,351
Cash, cash equivalents and restricted cash at beginning of period	120,837	119,333
Cash, cash equivalents and restricted cash at end of period	$127,331	$127,684
 ______________________

(1)
As of March 1, 2017, we adopted ASU 2016-09 which required any excess tax benefits to be classified as an operating activity. Prior to the new standard, we were required to present excess tax benefits as a cash inflow from financing activities with a corresponding cash outflow from operating activities. We elected to apply the amendment related to the presentation of excess tax benefits on the statements of cash flows prospectively, while the prior period presented has not been adjusted.

(2)
We early adopted ASU 2016-18 which requires that a statement of cash flows explain the change during the period for the total of cash, cash equivalents and restricted cash. Therefore, restricted cash has been included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts presented and has been applied retrospectively to the prior period presented. Net cash flows for the three months ended May 31, 2016 did not significantly change as a result.

Barracuda Networks, Inc.
Reconciliation of Selected GAAP to Non-GAAP Financial Measures
(in thousands)
(Unaudited)

	Three Months Ended May 31,
	2017	2016
GAAP cost of revenue	$23,648	$20,241
Amortization of intangible assets (1)	1,221	1,276
Depreciation expense (2)	1,681	1,612
Stock-based compensation expense (3)	426	298
Non-GAAP cost of revenue	$20,320	$17,055
GAAP sales and marketing expense	$36,220	$31,330
Amortization of intangible assets (1)	506	600
Depreciation expense (2)	72	53
Stock-based compensation expense (3)	2,134	1,848
Non-GAAP sales and marketing expense	$33,508	$28,829
GAAP research and development expense	$19,356	$19,207
Depreciation expense (2)	165	153
Stock-based compensation expense (3)	2,687	2,464
Acquisition and other charges (4)	(160)	217
Non-GAAP research and development expense	$16,664	$16,373
GAAP general and administrative expense	$10,944	$10,772
Depreciation expense (2)	571	587
Stock-based compensation expense (3)	2,136	3,327
Acquisition and other charges (4)	1,079	175
Non-GAAP general and administrative expense	$7,158	$6,683
GAAP total expense	$90,168	$81,550
Amortization of intangible assets (1)	1,727	1,876
Depreciation expense (2)	2,489	2,405
Stock-based compensation expense (3)	7,383	7,937
Acquisition and other charges (4)	919	392
Non-GAAP total expense	$77,650	$68,940
Depreciation expense (2)	2,489	2,405
Non-GAAP total expense including depreciation	$80,139	$71,345

Barracuda Networks, Inc.
Reconciliation of Selected GAAP to Non-GAAP Financial Measures
(in thousands, except per share information)
(Unaudited)

	Three Months Ended May 31,
	2017	2016
GAAP operating income	$4,011	$5,104
Amortization of intangible assets (1)	1,727	1,876
Stock-based compensation expense (3)	7,383	7,937
Acquisition and other charges (4)	919	392
Non-GAAP operating income	$14,040	$15,309
GAAP net income	$2,672	$2,784
Amortization of intangible assets (1)	1,727	1,876
Stock-based compensation expense (3)	7,383	7,937
Acquisition and other charges (4)	919	392
Income tax effect on non-GAAP exclusions (5)	(1,754)	(1,287)
Other income adjustments (6)	(966)	(977)
Non-GAAP net income	$9,981	$10,725
Non-GAAP diluted earnings per share (7)	$0.18	$0.20
Weighted-average shares used to compute diluted earnings per share	54,329	52,854

 ______________________

(1)
Amortization of Intangible Assets. We provide non-GAAP information which excludes expenses for the amortization of intangible assets, as well as certain losses on disposal and impairment of such assets that primarily relate to purchased intangible assets associated with our acquisitions. We believe that eliminating this expense from our non-GAAP measures is useful to investors because the amortization of intangible assets can be inconsistent in amount and frequency and is significantly impacted by the timing and magnitude of our acquisition transactions, which also vary in frequency from period to period. Accordingly, we analyze the performance of our operations in each period without regard to such expenses.

(2)
Depreciation Expense. We provide non-GAAP information which excludes depreciation expense related to the amortization of property and equipment, as well as certain losses from disposal of such assets. We believe that eliminating this expense from our non-GAAP measures is useful to investors because the acquisition of property and equipment, and the corresponding depreciation expense, can be inconsistent in amount and can vary from period to period.

(3)
Stock-Based Compensation Expense. We provide non-GAAP information which excludes expenses for stock-based compensation. We believe the exclusion of stock-based compensation expense allows for financial results that are more indicative of our continuing operations. We also believe that the exclusion of stock-based compensation expense provides for a better comparison of our operating results to prior periods and to our peer companies as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions and the variety of award types.

(4)
Acquisition and Other Charges. We exclude certain expense items resulting from acquisitions and other charges, which we believe are non-recurring, infrequent, and/or unusual in nature, can vary significantly in amount and frequency, and are unrelated to our ongoing operating performance. We believe that adjusting for these charges allows us to better compare results from period to period in order to assess the ongoing operating results of our business. The charges include: (i) acquisition-related expenses for legal, accounting, and other professional fees, integration costs, fair value remeasurements of contingent consideration obligations and contingent consideration payments made under the terms of acquisition agreements, and (ii) other costs and gains that are non-recurring, infrequent, and/or unusual in nature, such as expenses incurred in connection with litigation, export compliance, intellectual property settlement, indirect tax costs, and other matters, as well as a gain resulting from the disposition of net liabilities related to our CudaCam product offerings.

(5)
Income Tax Effect of Non-GAAP Exclusions. We believe providing financial information with and without the income tax effect of excluding items related to our non-GAAP financial measures provide our management and users of the financial statements with better clarity regarding the ongoing performance and future liquidity of our business. Excluded items include, but are not limited to: (i) amortization expense of intangible assets, (ii) stock-based compensation expense, (iii) acquisition and other charges, and (iv) quarterly changes to the valuation allowance previously established.

(6)
Other Income Adjustments. We provide non-GAAP information that excludes the effect of certain other income and losses. These adjustments may consist of realized gains and losses from the sale of marketable securities, foreign currency remeasurement gains and losses and impairment charges related to non-marketable investments. For all non-functional currency account balances, the remeasurement of such balances to the functional currency will result in either a foreign exchange gain or a loss which is recorded in other income, net. We believe that eliminating these items from our non-GAAP measures is useful to investors, because these items can be inconsistent in amount and can vary from period to period.

(7)
Non-GAAP Diluted Earnings Per Share. We provide non-GAAP diluted earnings per share. Non-GAAP diluted earnings per share is calculated based on our non-GAAP net income divided by the weighted-average diluted shares outstanding for the period.

Barracuda Networks, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(in thousands)
(Unaudited)

	Three Months Ended May 31,
	2017	2016
GAAP net income	$2,672	$2,784
Other income, net	(1,184)	(990)
Provision for income taxes	2,523	3,310
Acquisition and other charges	919	392
Stock-based compensation expense	7,383	7,937
Amortization of intangible assets	1,727	1,876
Depreciation expense	2,489	2,405
Adjusted EBITDA (1)	$16,529	$17,714

 ______________________

(1)
Adjusted EBITDA. Beginning in the third quarter of fiscal 2017, we modified our reporting practices and our historical presentation of adjusted EBITDA by no longer adjusting for changes in deferred revenue and associated deferred costs. These changes do not impact our current and historical presentation of GAAP results. Prior period information has been recast to conform to the adjusted calculation. We define adjusted EBITDA as net income plus non-cash and non-operating charges which include: (i) other income, net, (ii) provision for income taxes, (iii) acquisition and other charges, (iv) stock-based compensation expense, (v) amortization of intangible assets, including certain losses on disposal and impairment of intangible assets, and (vi) depreciation expense, including certain losses on disposal of fixed assets. We believe adjusted EBITDA provides an indication of profitability from our operations, and provides a consistent measure of our performance from period to period.

Barracuda Networks, Inc.
Reconciliation of GAAP Cash Flows from Operating Activities to Free Cash Flow
(in thousands)
(Unaudited)

	Three Months Ended May 31,
	2017	2016
GAAP cash flows from operating activities	$20,209	$12,137
Purchases of property and equipment	(4,737)	(1,949)
Free cash flow (1)	$15,472	$10,188

 ______________________

(1)
Free Cash Flow. Beginning in the third quarter of fiscal 2017, we modified our reporting practices and our historical presentation of adjusted free cash flow by no longer adjusting free cash flow for the cash payment impact of acquisition and other charges. These changes do not impact our current and historical presentation of GAAP results. Prior period information has been recast to conform to the adjusted calculation. We define free cash flow as cash flows from operating activities less the purchases of property and equipment. We believe free cash flow is an important liquidity measure that reflects the cash generated by the business after the purchase of property and equipment that can then be used for, among other things, strategic acquisitions, investments in the business, and funding ongoing operations.

Barracuda Networks, Inc.
Reconciliation of GAAP Revenue to Gross Billings
(in thousands)
(Unaudited)

	Three Months Ended May 31,
	2017	2016
GAAP Revenue	$94,179	$86,654
Total deferred revenue, end of period	407,524	393,072
Less: total deferred revenue, beginning of period	(407,082)	(392,774)
Deferred revenue adjustments	10,603	11,249
Total change in deferred revenue and adjustments	11,045	11,547
Gross billings (1)(2)	$105,224	$98,201

 ______________________

(1)
Gross Billings. We define gross billings as total revenue plus the change in deferred revenue and other adjustments, which primarily consist of returns and reserves with respect to the 30-day right of return we provide to customers, as well as rebates for certain channel partner activities. We believe that gross billings provide insight into the sales of our solutions and performance of our business.

(2)
In order to determine how our business performed exclusive of the effect of foreign currency fluctuations, we compare the percentage change in our gross billings from one period to another using a constant currency. To present this gross billings information, the current and comparative prior period results for entities that operate in other than U.S. dollars are converted into U.S. dollars at constant exchange rates. For example, the rates in effect at May 31, 2016, which was the last day of our prior fiscal year’s comparable quarter, were used to convert current and comparable prior period gross billings rather than the actual exchange rates in effect during the respective period.